Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-102221 on Form S-3 and in Registration Statement’s No.’s 333-23237, 333-41327, 333-62157 and 333-71892 of Radiant Systems, Inc. on Forms S-8 of our reports dated March 1, 2006, relating to the financial statements and financial statement schedule of Radiant Systems, Inc and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Radiant Systems, Inc for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 1, 2006